Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF GROUPON, INC.

Groupon, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) does hereby certify as follows:

ONE: The name of the Corporation is Groupon, Inc. The original Certificate of Incorporation of Groupon, Inc. was filed with the Secretary of State of Delaware on January 15, 2008.

TWO: This Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Sixth Amended and Restated Certificate of Incorporation as filed on October 31, 2011.

THREE: Article V, Section 2 of the Sixth Amended and Restated Certificate of Incorporation is hereby amended in full to read as follows:

“Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation with or without cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 10th day of June, 2016, and the foregoing facts stated herein are true and correct.

GROUPON, INC.

By: /s/ Brian Stevens
                            Name:    Brian Stevens
                                Title: Chief Accounting Officer & Treasurer